                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549



                                     SCHEDULE 13G



                      Under the Securities Exchange Act of 1934



                                     ONTRO, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                     683380 10 9
--------------------------------------------------------------------------------
                                    (CUSIP Number)


                                     May 11, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the limitations of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No.    683380 10 9

1)   Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above
Persons
     James L. Berntsen
------------------------------------------------------------------------------

2)   Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
   -----------------
(b)
   -----------------

3)   SEC Use Only
                 -------------------------------------------------------------

4)   Citizenship or Place of Organization    U.S.
                                          ------------------------------------

Number of Shares         (5) Sole Voting Power  -- 453,923
                             -------------------------------------------------
Beneficially Owned by    (6) Shared Voting Power
                             -------------------------------------------------
Each Reporting Person    (7) Sole Dispositive Power  -- 453,923
                             -------------------------------------------------
With:                    (8) Shared Dispositive Power
                             -------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person     453,923
                                                                  ------------

10) Check if Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row 9        7.0
                                                    --------------------------

12)  Type of Reporting Person (See Instructions)  IN
                                                ------------------------------

                                      Item 1(a)
Name of Issuer:     Ontro, Inc.
               ---------------------------------------------------------------

                                      Item 1(b)
Address of Issuer's Principal Executive Offices:   13250 Gregg Street, Poway,
California 92064                                ------------------------------
----------------

                                      Item 2(a)
Name of Person Filing:   James L. Berntsen
                      --------------------------------------------------------

                                      Item 2(b)
Address of Principal Business Office or, if none, Residence:  13250 Gregg
Street, Poway, California 92064                             ------------------
-------------------------------

                                      Item 2(c)
Citizenship:        U.S.
            ------------------------------------------------------------------

                                      Item 2(d)
Title of Class of Securities:           Common Stock
                             -------------------------------------------------

                                      Item 2(e)
CUSIP Number:  683380 10 9
             -----------------------------------------------------------------


                                      2
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                                        Item 3
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)  [ ]  Broker or Dealer registered under Section 15 of the Act
(b)  [ ]  Bank as defined in section 3(a)(6) of the Act
(c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act
(d) [ ] Investment Company registered under section 8 of the Investment Company Act
(e)  [ ]  Investment Advisor in accordance with Section 240.13d-1(b)(1)(ii)(E)
(f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Section 240.13D-1(b)(1)(ii)(F)
(g) [ ] Parent Holding Company or control person, in accordance with Section 240.13d-1(b)(ii)(G)
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
(j)  [ ]  Group, in accordance with Section 240.13d-(b)(1)(ii)(J)

                                        Item 4
OWNERSHIP

     (a) Amount Beneficially Owned:          453,923
                                   -------------------------------------------
     (b) Percent of Class:         7.0
                          ----------------------------------------------------
     (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote    453,923
                                                         ---------------------
          (ii)  shared power to vote or to direct the vote  0
                                                           -------------------
          (iii) sole power to dispose or to direct the disposition of  453,923
                                                                      --------
          (iv)  shared power to dispose or to direct the disposition of     0
                                                                       -------
                                        Item 5
Ownership of Five Percent or Less of a Class.          Not Applicable
                                             ---------------------------------
                                        Item 6
Ownership of More than Five Percent on Behalf of Another Person. Not Applicable
                                                                ---------------
                                        Item 7
Identification and Classification of the Subsidiary Which Acquired the Security
Being Reported on By the Parent Holding Company.       Not Applicable
                                                ------------------------------
                                        Item 8
Identification and Classification of Members of the Group.  Not Applicable
                                                          --------------------
                                        Item 9
Notice of Dissolution of Group.         Not Applicable
                               -----------------------------------------------


                                      3
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                                       Item 10
Certification.   BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE
AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.



SIGNATURE


       9/23/99
-----------------------------------
Date

     /s/ JAMES L. BERNTSEN
-----------------------------------
Signature


-----------------------------------
James L. Berntsen


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